EXHIBIT 10.1

AFH HOLDING & ADVISORY, LLC CONSULTING AGREEMENT

This Agreement (this “Agreement”) is made as of April 5, 2016 (“Effective Date”), by and between Bone Biologics Corporation, a corporation organized and existing under the laws of Delaware (the “Company”), and AFH Holding & Advisory, LLC, a limited liability company organized under the laws of Delaware (the “Consultant”).

WHEREAS, the Company desires that the Consultant provide advice and assistance to the Company; and

WHEREAS, the Consultant desires to provide such advice and assistance to the Company under the terms and conditions of this Agreement.

NOW, THEREFORE, the Company and the Consultant hereby agree as follows:

1.	Consulting Services.

(a) Subject to the terms and conditions of this Agreement, the Company hereby retains Consultant as a consultant to perform the services specifically set out in Exhibit A attached to this Agreement and made a part hereof (hereafter referred to as the “Services”), as said Exhibit may be amended in writing from time to time, and Consultant agrees, subject to the terms and conditions of this Agreement, to render such Services at such times and places as shall be mutually agreed by Company and Consultant.

(b) It is understood that the purpose of the consulting is to provide periodic review and advice relevant to certain Company matters, and that neither Consultant nor Company will benefit if Consultant or Company provides inaccurate advice or commentary based on insufficient information. To that end, Company shall use reasonable efforts to provide Consultant, with accurate and sufficient information for it to review the subject matter thereof, and shall promptly provide further information that Consultant reasonably deems relevant, provided, however, that the Company reserves the right, in its sole discretion, to withhold any information that the Company deems proprietary, or is otherwise in the best interest of the Company to withhold. It is expressly understood that, except as set forth in this Agreement, neither Consultant nor the Company has any obligation to the other party.

2.	Compensation and reimbursement.

In consideration of the services provided by the Consultant to the Company hereunder, the Company shall pay to Consultant a retainer of $100,000 due upon execution of this Agreement and a monthly fee of $33,333.33 payable on May 1, June 1 and July 1, 2016 for the Initial Term (as defined below).

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In addition, the Company shall reimburse Consultant for reasonable travel and other expenses Consultant incurs in connection with performing the Services, provided that the Company has pre-approved in writing such expenses. To obtain reimbursement, Consultant shall submit to the President of the Company, an invoice describing expenses incurred under this Agreement. Company shall provide any documentation requirements and any travel policy restrictions to Consultant in writing in advance, or be foreclosed from relying on such requirements and restrictions to deny reimbursement. The Company shall pay to Consultant invoiced amounts within thirty (30) days after the date of invoice.

3.	Independent contractor status.

The parties agree that this Agreement creates an independent contractor relationship, not an employment relationship. The Consultant acknowledges and agrees that the Company will not provide the Consultant with any employee benefits, including without limitation any employee stock purchase plan, social security, unemployment, medical, or pension payments, and that income tax withholding is Consultant’s responsibility. In addition, the parties acknowledge that neither party has, or shall be deemed to have, the authority to bind the other party.

4.	Confidential Information.

(a) The parties acknowledge that in connection with Consultant’s Services, the Company may disclose to Consultant confidential and proprietary information and trade secrets of the Company, and that Consultant may also create such information within the course of performing the Services (hereinafter, subject to the exceptions below, “Company Confidential Information”). Such information may take the form of, for example: data concerning scientific discoveries made by the Company; the Company’s know-how; the Company’s manufacturing strategies and processes; the Company’s marketing plans; data from the Company’s evaluations in animals and humans; the Company’s past, present and future business plans; the Company’s strategy for or status of regulatory approval; or the Company’s forecasts of sales and sales data.

(b) Subject to the terms and conditions of this Agreement, Consultant hereby agrees that during the term of this Agreement and for a period of three (3) years thereafter: (i) Consultant shall not publicly divulge, disseminate, publish or otherwise disclose any Company Confidential Information without the Company’s prior written consent; and (ii) Consultant shall not use any such Company Confidential Information for any purposes other than consultation with the Company, provided, further, that Company Confidential Information that constitutes a trade secret under applicable law shall be subject to the confidentiality and non-use obligations set forth herein for as long as such Company Confidential Information retains its status as a trade secret. Notwithstanding the above, the Company and Consultant acknowledge and agree that the obligations set out in this Section 5 shall not apply to any portion of Company Confidential Information which:

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 (i) was at the time of disclosure to Consultant part of the public domain by publication or otherwise; or

(ii) became part of the public domain after disclosure to Consultant by publication or otherwise, except by breach of this Agreement; or

(iii) was already properly and lawfully in Consultant’s possession at the time it was received from the Company; or

(iv) was or is lawfully received by Consultant from a third party who was under no obligation of confidentiality with respect thereto; or

(v) was or is independently developed by Consultant without reference to Company Confidential Information; or

(vi) is required to be disclosed by law, regulation or judicial or administrative process.

(c) Upon termination of the Agreement, or any other termination of Consultant’s services for the Company, all records, drawings, notebooks and other documents pertaining to any Confidential Information of the Company, whether prepared by Consultant or others, and any material, specimens, equipment, tools or other devices owned by the Company then in Consultant’s possession, and all copies of any documents, shall be returned to the Company, except Consultant may keep one copy of all documents for his or her files (which copy shall be subject to the confidentiality and non-use requirements set out in this Agreement).

5.	Term.

(a) This Agreement shall remain in effect for an initial term of three months (the “Initial Term”) commencing on the Effective Date, unless sooner terminated or extended as hereinafter provided.

(b) This Agreement may be terminated by either party in the event of a material breach of the provisions of this Agreement by the other party if the breaching party fails to cure such breach within fifteen days from receipt of notice from the non-breaching party.

(c) In the sole discretion of the Company, this Agreement may be extended for additional periods of four months each upon at least ten business days’ notice to the Consultant prior to the expiration of the then term subject in each case to the parties agreeing on compensation payable to the Consultant and the specific services for each such extended term, taking into account both the services to rendered by the Consultant during the extended term, the then financial condition of the Company and the benefits received by the Company from the services rendered by the Consultant during the then term of this Agreement.

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6.	Other Agreements.

(a) No alteration or modification of this Agreement, including Exhibit A hereto, shall be valid unless made in writing and executed by each of the parties hereto.

(b) The Consultant and Company mutually represent that to the best of their knowledge neither currently has any agreement with, or any other obligation to, any third party that conflicts with the terms of this Agreement. The parties agree that they shall not intentionally and knowingly enter into any such agreement.

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any disputes, controversies, or claims arising out of or relating to this Agreement and the transactions contemplated hereby. The parties hereby irrevocably waive any objection to jurisdiction and venue for any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The parties agree to submit to the in personam jurisdiction of such courts. The prevailing party in any such dispute shall be entitled to recover from the other party its reasonable attorneys’ fees, costs and expenses.

(d) Any notice or other communication by one party to the other hereunder shall be in writing and shall be given, and be deemed to have been given, if either hand delivered or mailed, postage prepaid, certified mail (return receipt requested), or transmitted by facsimile, addressed as follows:

If to Consultant:

Amir Heshmatpour

AFH Holding & Advisory, LLC

269 S. Beverly Drive, Suite 1600

Beverly Hills, CA 90212

If to the Company:

Bruce Stroever, Chairman

Bone Biologics Corporation

c/o Musculoskeletal Transplant Foundation

125 May Street

Edison, NJ 08837

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(e) The parties acknowledge that the Services are personal in nature, and that from Consultant’s perspective the specific identity of the Company, including its leadership, corporate culture, scientific staff and reputation, is material to Consultant’s choice to enter into this Agreement. Therefore the parties expressly agree that no party may assign this Agreement without the written consent of the other.

(f) THE PARTIES AGREE THAT THE SERVICES AND DELIVERABLES PROVIDED BY CONSULTANT ARE “AS-IS” WITHOUT ANY WARRANTIES OR REPRESENTATIONS, INCLUDING THOSE RELATING TO MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR NON-INFRINGEMENT.

(g) This Agreement may be signed in two or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or by email transmission in portable digital format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original for all purposes. Signatures of the parties transmitted by facsimile or by email transmission in portable digital format, or similar format, shall be deemed to be their original signatures.

(h) The parties confirm that that certain Amended and Restated Letter of Intent dated May 7, 2014, as amended, remains in full force and effect until otherwise agreed upon in writing by the parties. Each of the parties acknowledge that no other party, nor any agent or attorney of any other party, has made any promise, representation, or warranty whatsoever, express or implied, and not contained herein, concerning the subject matter hereof to induce the party to execute or authorize the execution of this Agreement, and acknowledges that the party has not executed or authorized the execution of this instrument in reliance upon any such promise, representation, or warranty not contained herein.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

AFH Holding & Advisory, LLC

Name:	Amir Heshmatpour
Title:	Managing Director

BONE BIOLOGICS CORPORATION

Name:	Bruce Stroever
Title:	Chairman

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Exhibit A - Description of Consulting Activities

Nature of Services:

A. Advise and assist the Company on continued development of the Board of Directors, Board of Advisors and key executives and personnel;

B. Advise and assist the Company on corporate development opportunities, including acquisition strategies;

C. Advise and assist the Company’s management on preparing for listing with a national exchange, including identifying and securing market-makers;

D. Reasonably attend Board of Director meetings and assist the Company’s management team in preparation for the Company for evaluating strategies and campaigns for attracting investors;

E. Advise and assist the Company on structuring an investor relations division of the Company, whether in-house or out-sourced, including creation of responsibilities, deliverables and milestones;

F. Meet and confer with scientific teams concerning technologies, licensing and science behind the Company’s research and development;

G. Liaise with UCLA advisors and contacts, leveraging Consultant’s status as a member of the Board of Advisors on the UCLA Anderson Price Center;

H. Advise and assist the Company in setting up policies and controls that comport with best practices expected by investors.

The Company acknowledges that Consultant shall not be obligated to pay for any professional fees or expenses of the Company incurred in connection with the aforementioned Services, and that the Services are subject to the Company paying for and making available the appropriate professional advisors to support the initiatives contemplated above.

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